Loan Agreement

between

1.         Reederei Hartmann GmbH & Co. KG,

a company organised and existing under the laws of Germany, with registered office at Neue Straße 24 – 26789 Leer, Germany, represented by the general partner Reederei Alfred Hartmann Verwaltungsgesellschaft mbH, same represented by the managing director, Dr.  Niels Hartmann

– hereinafter referred to as “RHKG” –

and

2.         Suresh Capital Maritime Partners Germany  GmbH

a company organised and existing under the laws of Germany, with registered office at Garrelsstrasse 14, 26789 Leer, Germany, represented by one of its managing directors, Mr. Jason Morton

– hereinafter referred to as the “SCMP” –

WHEREAS

1.
RHKG and SCMP are both limited partners in ATL Offshore GmbH & Co. “ISLE OF BALTRUM” KG,  (the “KG”), with a subscribed share-capital of EUR 2,980,000 on part of RHKG and EUR 9,000,000 on part of SCMP; and

2.	SCMP has not and remained unable to provide to the KG the part of the subscripted share-capital; namely Eur 5,315,000 have not been paid in, up to the date of signature of this agreement; and

3.
the KG has entered into a shipbuilding contract dated November 3, 2006, for the construction of one anchor handling tug supply vessel with FINCANTIERI - Cantieri Navali Italiani S.p.A. of Genoa, Italy (hereinafter “FINC”), bearing FINC’s hull number 6162 (the “Vessel”). Such contract, as may have been from time to time altered or amended, is hereinafter referred to as the “Shipbuilding Contract”; and

4.
the KG has, together with 11 other KG’s, entered into a Loan, Guarantee Facility and Credit Facility Agreement dated December 19th, 2008 with Norddeutsche Landesbank Girozentrale, Hannover, Germany (“Nord/LB”) as lender for the provision of part-financing of the purchase price of the Vessel (“Nord/LB Senior Loan Facility”); and

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5.
there are on-going discussions between the KG and Nord/LB about an increase in Nord/LB’s loan commitment, such increase being, inter alia, subject to an increase of a SACE-guarantee having been provided in respect of the existing Nord/LB Senior Loan Facility (the “Nord/LB Loan Increase”); and

6.	WHEREAS it is a condition precedent of the Nord/LB Senior Loan Facility that the equity in the KG is fully paid up prior to disbursement of the relevant loan tranche to the KG; and

7.	RHKG has therefore provided additional funds in order to allow for this condition to be fulfilled; and

8.	In order to clarify the duties and obligations connected thereto, RHKG wishes to enter into a loan agreement with SCMP.

THE PARTIES THEREFORE NOW AGREE AS FOLLOWS:

A.
Loan from RHKG to SCMP

I.	Grant and Purpose of the SCMP-Loan

1.	RHKG has granted on September 29, 2009 a loan to the KG in the amount of € 5,315,000 (in words: Euro five million three hundred fifteen thousand) (the “KG Loan”).

2.
SCMP has agreed to assume the debt of the KG under the KG Loan in exchange for credit by the KG of a share-capital contribution in the amount of the KG Loan and acknowledges that, by execution hereof, it owes RHKG the amount of the KG Loan on terms as set out in this Loan Agreement (the “SCMP Loan”).  The KG hereby accepts the assignment of the KG Loan to SCMP and agrees to credit SCMP with a share-capital contribution in the amount of the KG Loan.  The parties agree to treat the assumption of the KG Loan by SCMP and the share-capital contribution effective as of October 2, 2009.

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II.	Interest on the SCMP-Loan

1.	The SCMP Loan shall bear interest of 6% p.a. Interest shall be calculated on the basis of the exact number of days outstanding, the exact amount outstanding and a 360 days year.

2.	Said interest is to be paid by SCMP to RHKG on the day following one year after signing of this agreement and on any of the four anniversaries thereto without any taxes, fees and other charges.

III.	Term of the SCMP-Loan

1.	The SCMP-Loan is granted for a fixed period of 5 (five) years after signing of this Agreement. The SCMP-Loan shall be repaid by SCMP to RHKG 60 months after signing hereof.

2.	The SCMP-Loan shall be prepaid prior to the end of the 5 year-period:

2.1	in case SCMP, in its sole judgment, has accumulated sufficient funds to make payment of all or part of the outstanding amounts under the SCMP Loan; or

2.2
in case of a sale or actual or agreed total loss of the Vessel; within 5 (five) banking days after the purchase price from any buyer of the Vessel has been paid or any substitute from any insurance and/or P&I has been paid.

2.3
in case the Nord/LB Loan increase can be achieved, SCMP shall use its best endeavours (i) to have the KG – in a legally admissible way - pay out to SCMP an amount equivalent to the SCMP-Loan, in which case SCMP is obliged to repay the SCMP-Loan immediately to RHKG or, (ii) to make a voluntary early repayment of the SCMP-Loan by other available means.

3.
SCMP shall be entitled to repay all or any portion of the SCMP-Loan, without penalty at any time prior to the end of the loan period. Such pre-payments have to be advised by SCMP to RHKG at least 10 banking days in advance.

IV.	Securities

.
Payment of the SCMP-Loan of EUR 5,315,000.00 (Euro five million three hundred fifteen thousand) and relevant interest will be secured cumulatively by the following (each a “Security Instrument” and collectively the “Security Instruments”) in a form acceptable to RHKG:

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a)
Notarial deed containing an abstract acknowledgment of debt in the amount of the SCMP-Loan plus 6% interest p.a. with submission to immediate execution (“abstraktes Schuldanerkenntnis mit Unterwerfung unter die sofortige Zwangsvollstreckung”) – as per annex 1 hereto.

b)
Assignment by SCMP of all rights to dividend payments arising from a share-capital of EUR 5,315,000.00 from the KG, provided that in case of partial re-payment of the loan RHKG shall release the rights to dividends in relation to such part of the share-capital for which payments have been made;

c)
upon demand by RHKG pledge the shares held by SCMP in the KG up to a nominal value of € 5,315,000.00; for purposes hereof, the parties agree that upon any exercise by RHKG against the pledged shares, the value of such shares surrendered shall be the value of the share-capital paid for such shares.

V.	Warranties and Representations, Covenants

1.	SCMP shall use its reasonable best efforts to collect sufficient funds to be able to repay the SCMP-loan before the expiry of the five-year term.

2.	SCMP shall not dispose any of its assets or accept any restructuring measures in a way unreasonably detrimental to RHKG’s security interest.

3.
To the knowledge of SCMP, KG has not any dividend restriction other than with NORD/LB or the Share Transfer Agreement in place as to the distribution of profits and will not agree to any such restriction, other than provided in the agreement with Nord/LB;

4.	SCMP shall present financial statements fully audited in accordance with GAAP to RHKG latest at June 30th of the following year.

5.	SCMP shall present non-audited semi-annual management accounts (i.e. profit and loss, and balance sheet) per June 30th to RHKG on July 30th of each year.

6.	The profits of the KG distributed to SCMP arising from a share-capital of EUR 5,315,000.00 from the KG are reserved and used only for the repayment of the SCMP-Loan.

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VI.	Events of Default

1.	An Event of Default occurs if:

a.	SCMP fails to pay when due the SCMP-Loan or interest or other sum payable hereunder or under or pursuant to any of the Security Instruments or other document relating to this Agreement; or

b.	SCMP defaults in the performance or observance of any other obligation or term contained herein, in any of the Security Instruments or other document relating to this Agreement; or

c.	this Agreement or any of the Security Instruments ceases in whole or in part to be valid, binding or enforceable; or

d.
any representation, warranty covenant or undertaking made by SCMP in this Agreement or in any certificate, statement or other document delivered in connection with the execution and delivery hereof shall prove to have been incorrect, inaccurate or misleading in any material respect; or

e.
there is a material adverse change in the financial situation of SCMP and such occurrence in the opinion of RHKG makes it unlikely that SCMP will be able to perform their obligations hereunder and/or under the Security Instruments in the manner provided herein and/or therein; or

f.	SCMP ceases or threatens to cease to carry on its business or disposes or threatens to dispose of any substantial part of its assets or the same are seized or appropriated for any reason; or

g.
SCMP becomes insolvent or bankrupt or becomes unable to pay its debts as they mature or makes any composition with or assignment for the benefit of its creditors or applies for or consents to or sustains the appointment of a trustee or receiver in respect of its assets or a substantial part thereof or ceases or threatens to cease to carry on business; or

h.	SCMP ceases to be a limited partner (Kommanditist) of the KG holding a minimum of fifty (50) percent of the KG; or

i.	any event of default occurs under the Nord/LB Senior Loan Facility and Nord/LB has therefore given notice of termination of the Senior Loan.

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2.
If any such event occurs, RHKG shall be entitled by written notice to the SCMP to declare the SCMP-Loan immediately due and payable with interest accrued thereon and with the ability to enforce the Securities or any of them.

B.
Further Disbursements;
Costs and expenses

1.	SCMP shall reimburse RHKG for the costs of any security provided in respect of the Loan, including but not limited to the costs of third parties at RHKG’s request and costs.

2.	SCMP shall re-imburse RHKG for any cost of legal advice in relation to this agreement, including but not limited to disbursements, taxes, duties etc.

3.	An invoice provided by RHKG and supported by relevant vouchers or other documentation of disbursements shall be conclusive evidence of the amounts payable by SCMP pursuant to this section C.

4.	Any other costs in relation hereto are to be borne by the party that incurs them

C.
Final Provisions

I.	Payments

Any payment to RHKG under the SCMP-Loan shall be made to the following bank account of RHKG:

Ostfriesische Volksbank eG,
Leer/Germany,
BIC: GENODEF1LER
IBAN: DE 23 285 900 75 000 1799 000

II.         Severability

Should any provision of this Agreement be invalid or unenforceable or to be regarded as invalid or unenforceable, then the validity and enforceability of the remaining provisions of this Agreement shall not be affected. In this case, the parties will identify and replace the invalid or unenforceable provision or provisions with provision/provisions which comes/come closest to the commercially intended. The same applies in case of gaps in this Agreement.

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III.	Modifications

Any and all changes and/or amendments to this Agreement shall be in writing only; this applies in particular to this provision.

IV.      Applicable Law and Settlement of Disputes

1.	All rights and obligations arising out of or in connection with this Agreement shall be governed by and interpreted according to the Law of the Federal Republic of Germany.

2.
All disputes arising out of or in connection with this Agreement or concerning its validity shall be finally settled by arbitration in accordance with the Arbitration Rules of the German Maritime Arbitration Association. Place of arbitration is Hamburg. Language of Arbitration is English.

V.	Notices

1.
Any notice to be served on any party by the other shall be sent by prepaid recorded delivery or registered post or by facsimile and shall be deemed to have been received by the addressee within 72 hours of posting or 24 hours if sent by facsimile to the correct facsimile number of the addressee.  Time for service of notice shall not run during a day when it is not a business day in the place of addressee.

2.	The Parties’ addresses and other details for the purposes of this Clause 14 are as follows:

Reederei Hartmann GmbH & Co. KG
Attn: Dr. Niels Hartmann
Neue Straße 24
26789 Leer
Germany,
Tel.     +49 – 491 - 999700
Fax:     +49 – 491 -9997060
Email: n.hartmann@hartmann-ag.com

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Suresh Capital Maritime Partners Germany GmbH
c/o Cain, Watters & Associates
Attn.: Jason Morton
5580 Peterson Lane - Suite 250,
75240 Dallas,
United States of America
Tel.:    + 1 972 392 5400 ;
E-mail: Jmorton@3to1fmr.com

or any other address notified by a party to all other parties.

Signed this 10th day of February, 2010

/s/ Jason Morton	/s/ Dr. Niels Hartmann
Suresh Capital Maritime Partners Germany GmbH	Reederei Hartmann GmbH & Co. KG

By: Jason Morton Title: Managing Director	By: Dr. Niels Hartmann Title: Managing Director

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